[Letterhead of Cleary, Gottlieb, Steen & Hamilton]



                                                      Exhibit 8.1

                          April 17, 1998



Deutsche Mortgage & Asset Receiving Corporation
One International Plaza
Room 608
Boston, Massachusetts  02110

Dear Sirs:

           We have acted as your counsel in connection with the above Registration Statement (the "Registration Statement") filed on May 3, 1996 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Act"), and amended on October 2, 1996 and April 17, 1998, and the related prospectus (the "Prospectus") in respect of Mortgage Pass-Through Certificates ("Certificates"). Our advice formed the basis for the discussion of federal income tax consequences appearing in the Prospectus under the heading "Federal Income Tax Consequences." Such discussion does not purport to deal with all possible federal income tax consequences of an investment in Certificates, but with respect to those tax consequences which are discussed, in our opinion, the discussion is a fair and accurate summary of the matters addressed therein under existing law and the assumptions stated therein.

           We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and Prospectus under the heading "Certain Federal Income Tax Consequences," without admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Deutsche Mortgage & Asset Receiving Corporation
April 17, 1998
Page 2


                            Very truly yours,

                            CLEARY, GOTTLIEB, STEEN & HAMILTON



                            By: /s/ Dana L. Trier
                               --------------------------------
                                 Dana L. Trier, a partner